Exhibit 5.1

August 24, 2012

TARGA RESOURCES PARTNERS LP

1000 Louisiana, Suite 4300

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Targa Resources Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the proposed issuance and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $100,000,000 (the “Units”), pursuant to that certain Equity Distribution Agreement dated August 24, 2012 (the “Distribution Agreement”) between the Partnership and Citigroup Global Markets Inc. We have participated in the preparation of a Prospectus Supplement dated August 24, 2012 (the “Prospectus Supplement”) and the Prospectus dated August 15, 2012 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-182567) (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 14, 2007, as amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated May 13, 2008 and Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated May 25, 2012; (iii) the Distribution Agreement; (iv) resolutions of the Board of Directors of the general partner dated August 3, 2011; and (v) such other certificates and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all Units will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus, and the Distribution Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that the Units, when issued and delivered against payment therefore as provided in the Distribution Agreement, will be validly issued, fully paid and non-assessable, except as described in the Registration Statement, the Prospectus Supplement and the Prospectus.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

August 24, 2012 Page 2

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP